CONTACT: Christopher Abate

FOR IMMEDIATE RELEASE	Chief Financial Officer
Redwood Trust, Inc.	(415) 384-3584
Wednesday, February 20, 2013

 Mike McMahon

Managing Director

(415) 384-3805

REDWOOD TRUST DECLARES $0.28 PER SHARE DIVIDEND FOR THE FIRST QUARTER OF 2013

MILL VALLEY, CA – Wednesday, February 20, 2013 – Redwood Trust, Inc. (NYSE:RWT) today announced that its Board of Directors authorized the declaration of a first quarter regular dividend of $0.28 per share. The first quarter 2013 dividend is payable on March 29, 2013, to stockholders of record on March 15, 2013.

“The payment of regular dividends remains a priority for Redwood.  Our first quarter dividend will mark our 55th consecutive quarterly dividend and the first increase in our regular dividend in six years," said Marty Hughes, Redwood's CEO.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.